UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

SIGMA DESIGNS, INC.
(Name of Registrant as Specified in Its Charter)

POTOMAC CAPITAL PARTNERS III, L.P. POTOMAC CAPITAL MANAGEMENT III, L.L.C. POTOMAC CAPITAL PARTNERS L.P. POTOMAC CAPITAL MANAGEMENT, L.L.C. PAUL J. SOLIT ERIC SINGER MARK J. BONNEY MARK F. FITZGERALD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Potomac Capital Management, L.L.C., together with the other Participants named herein (collectively, the “Potomac Group”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of Sigma Designs, Inc. (the “Company”).  The Potomac Group has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On July 23, 2012, Potomac Capital Partners III, L.P. issued the following press release:

GLASS LEWIS & CO. AFFIRMS THE NEED FOR MAJOR CHANGE
TO THE SIGMA DESIGNS BOARD

Recommends Shareholders Support Potomac Nominees by
Voting on the GOLD Proxy Card

Says There Is Ample Evidence to Doubt the Strategic Actions that the Board Has Taken

NEW YORK, New York, July 23, 2012 /PRNewswire - Potomac Capital Partners III, L.P. (together with its affiliates, “Potomac”), announced today that Glass Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy voting advisory firm, has recommended that shareholders of Sigma Designs, Inc. (NASDAQ: SIGM) (the “Company” or “SIGM”), vote on Potomac’s GOLD proxy card to support the election of two Potomac director nominees.  Potomac urges shareholders to vote the GOLD proxy card to support the election of all three Potomac nominees - Mark J. Bonney, Mark F. Fitzgerald and Eric B. Singer - to the SIGM Board at the 2012 Annual Meeting scheduled for August 7, 2012.

Eric Singer, the co-managing member of the general partner of Potomac, remarked, “We have said all along that this proxy contest is not about control but rather a referendum on holding an insular Board accountable for its dismal performance and poor corporate governance.  We are very pleased to have received Glass Lewis’ support and affirmation that significant change is needed at Sigma Designs.”

In reaching its conclusion, Glass Lewis performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered, among other things, the Company’s operating performance, stock price performance, valuation, governance concerns and business strategy.  Glass Lewis’ general rule with respect to contested elections is that they are reticent to recommend removal of incumbent directors, or in favor of dissident nominees, unless “…(i) there are serious problems at the company and the newly proposed nominees [have] a clear and realistic plan to solve these problems; or (ii) the current board has undertaken an action clearly contrary to the interests of shareholders (or failed to undertake an action clearly to the benefit of shareholders).”  Based on its analysis, Glass Lewis found that Potomac has raised valid and serious concerns regarding the Company’s recent performance, which they believe may necessitate a major change to the Company’s board.

Glass Lewis noted that the Company’s annual revenues, earnings and book value have generally been on the decline for at least the past three fiscal years, that the Company’s operating performance has generally been worse than its peers, and that the Company’s total shareholder returns have significantly lagged behind its peers over the past one-, three-, and five-year periods.   In conclusion, Glass Lewis recommended that shareholders vote on the GOLD proxy card saying:

“…shareholders who have been holding Sigma shares prior to the start of the proxy contest have likely seen significant destruction to the value of their holdings.”

“…the Company’s recent financial performance and relative market valuations suggest that the Company has in fact significantly underperformed its peers.”

“…it is hard for us to find many redeeming qualities in the Company’s current strategy.”

“…the recent impairments suggest that management and the board have mismanaged the Company’s capital and overpaid in their recent acquisition binge.”

“…in light of the Company’s poor financial performance and declining valuation, coupled with the entrenched nature of the incumbent board and their ineffectiveness in ensuring prudent management of the Company’s capital, we believe that shareholders would be best served supporting the election of two of the Dissident Nominees.”

“…we believe that the incumbent board has failed to prove that it can enhance shareholder value and thus [we] believe that a significant change to the board is necessary.”

Potomac urges all SIGM shareholders to support Glass Lewis’ calls for change on the SIGM Board by voting the GOLD proxy card today to elect all three of Potomac’s highly qualified nominees, Mark J. Bonney, Mark F. Fitzgerald and Eric B. Singer at the 2012 Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at (212) 297-0720 or (877) 566-1922 or email at info@okapipartners.com.